Exhibit 99.1

Qualigen Therapeutics, Inc. receives expected notification of deficiency from Nasdaq related to delayed filing of quarterly report on Form 10-Q

CARLSBAD, Calif., May 19, 2025 (GLOBE NEWSWIRE) — Qualigen Therapeutics, Inc. (NASDAQ: QLGN) (the “Company”) announced today that it received an expected deficiency notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) on May 19, 2025 (the “Notice”). The Notice indicated that the Nasdaq Hearings Panel (the “Panel”) will consider the Company’s failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2025 as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

This matter serves as an additional deficiency under Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic reports with the Securities and Exchange Commission (the “SEC”). As a result, this deficiency will be considered by the Panel in connection with its determination regarding the Company’s continued listing on The Nasdaq Capital Market.

Pursuant to Nasdaq Listing Rule 5810(d), the Company should present its views with respect to this additional deficiency at its previously scheduled hearing before the Panel. If the Company fails to address the aforementioned issue, the Panel will consider the record as presented at the hearing and will make its determination based on that information.

The Company intends to present its plan to regain compliance at the hearing and will continue to work diligently to complete and file the Form 10-Q as soon as practicable.

Notwithstanding the foregoing, there can be no assurance that the Panel will grant the Company a further extension or that the Company will ultimately regain compliance with all applicable requirements for continued listing.

About Qualigen Therapeutics, Inc.

For more information about Qualigen Therapeutics, Inc., please visit www.qlgntx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations or beliefs, as well as assumptions about future events. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” or “will” or similar expressions and the negatives of those terms. These statements include, but are not limited to, statements relating to the Company’s plans and expectations about the completion and filing of the 2024 Form 10-K, its submission of a plan to regain compliance with respect to the Listing Rule, and the timing thereof. Actual results could differ materially from those expressed in or implied by the forward-looking statements due to a number of risks and uncertainties, including but not limited to, uncertainties about the timing of the Company’s submission of a compliance plan, Nasdaq’s acceptance of any such plan, the duration of any extension that may be granted by Nasdaq, the potential inability to meet Nasdaq’s requirements, the Company’s preparation of the 2024 Form 10-K and the related financial statements, the possibility of additional delays in the filing of the 2024 Form 10-K, and the other risks and uncertainties described in the Company’s SEC reports and under the heading “Risk Factors” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Except as required by law, the Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

Investor Relations

ir@qlgntx.com.